Exhibit 10.2

SECOND AMENDMENT TO TERM LOAN AGREEMENT
THIS SECOND AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) is entered into as of July 30, 2018 among PNM RESOURCES, INC., a New Mexico corporation (the “Borrower”), the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement (as defined below).
R E C I T A L S
WHEREAS, the Borrower, the Lenders party thereto and the Administrative Agent are parties to that certain Term Loan Agreement, dated as of December 21, 2016 (as amended or modified from time to time, the “Loan Agreement”);
WHEREAS, the Borrower has requested a modification to the Loan Agreement as described below; and
WHEREAS, the Lenders party hereto are willing to agree to such modification, subject to the terms set forth herein as more fully set forth below.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
A G R E E M E N T
1.    Amendments to Loan Agreement.
(a)The following definitions are hereby added to Section 1.1 of the Loan Agreement in the appropriate alphabetical order to read as follows:
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Equity Preferred Securities” means, with respect to any Person, any trust preferred securities or deferrable interest subordinated debt securities issued by such Person or other financing vehicle of such Person that (i) have an original maturity of at least twenty years, and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the first anniversary of the latest Maturity Date.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“SEC Reports” means (i) the Annual Report on Form 10-K of the Borrower for the Fiscal Year ended December 31, 2017, and (ii) the Quarterly Report on Form 10-Q of the Borrower for the Fiscal Quarter ended March 31, 2018.

“Second Amendment Effective Date” means July 30, 2018.
“State Approved Securitization” means a securitization financing entered into by PSNM pursuant to existing or future New Mexico statutory authority and regulatory approval by the New Mexico Public Regulation Commission (or any successor commission) (the “NMPRC”) authorizing the imposition on electric customers of a charge to permit the recovery over time of costs identified by a financing order issued by the NMPRC pursuant to statutory authority.
“VIE” has the meaning specified in Section 1.3(c).
(b)The following definitions in Section 1.1 of the Loan Agreement are amended and restated in their entirety to read as follows:
“Consolidated Capitalization” means the sum of (a) all of the shareholders’ equity or net worth of the Borrower and its Subsidiaries, as determined in accordance with GAAP plus (b) Consolidated Indebtedness plus (c) the outstanding principal amount of Preferred Stock plus (d) 100% of the outstanding principal amount of Equity Preferred Securities of the Borrower and its Subsidiaries minus (e) Securitization Equity.
“Consolidated Indebtedness” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) all Indebtedness of the Borrower and its Subsidiaries as of such date minus (b) an amount equal to the outstanding principal amount of Equity Preferred Securities of the Borrower and its Subsidiaries, provided that the amount deducted pursuant to this clause (b) shall not exceed an amount equal to 15% of the Consolidated Capitalization of the Borrower and its Subsidiaries minus (c) Non-Recourse Securitization Indebtedness.
“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan, the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the third Business Day after the end of each Fiscal Quarter, the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date.

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Loan Agreement or any of the other Loan Documents or (c) the legality, validity or enforceability of this Loan Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder, provided, however, that a Material Adverse Effect shall not include the effect of a shutdown or closure of the San Juan Generating Station or the Four Corners Power Plant, provided that the Borrower remains in compliance with Section 7.2 of this Loan Agreement.

“Non-Recourse Securitization Indebtedness” means, as of any date of determination, (a) all Indebtedness related to State Approved Securitizations up to a maximum amount of $500,000,000 at any one time and (b) all Indebtedness related to the TNMP Securitization up to a maximum amount of $150,000,000 at any time; provided that, in each case, such Indebtedness is non-recourse to the Borrower, other than with respect to Standard Securitization Undertakings.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC, as published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council, as published from time to time, (c) a Person named on the lists maintained by the European Union, as published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury, as published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent any Person described in clauses (i), (ii) or (iii) is the subject of a sanctions program administered by OFAC.
“Securitization Equity” means, as of any date of determination, with respect to a Subsidiary of the Borrower formed for the purpose of entering into a State Approved Securitization or the TNMP Securitization, all of the equity of such Subsidiary, as determined in accordance with GAAP.
(c)Clause (b) in the definition of “ERISA Event” is amended and restated in its entirety to read as follows:
(b) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is insolvent pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA,
(d)Clause (k) in the definition of “Indebtedness” is amended and restated in its entirety to read as follows:
(k) all Equity Preferred Securities and
(e)The definitions of “Specified Securities” and “State Approved Environmental Improvements Securitization” in Section 1.1 of the Loan Agreement are hereby deleted in their entirety.
(f)A new clause (c) is hereby added to Section 1.3 of the Loan Agreement immediately following clause (b) to read as follows:
(c)    All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity (“VIE”) that the Borrower is required to consolidate pursuant to FASB Accounting Standards Codification Topic 810 – Consolidation – Variable Interest Entities as if such variable interest entity were a Subsidiary as defined herein; provided that the financial covenant in Section 7.2 shall be calculated without consolidation of any VIE to the extent the Borrower or its consolidated Subsidiaries have entered into power purchase agreements with such VIE to serve retail customers as a result of the shutdown or closure of the San Juan Generating Station or the Four Corners Power Plant.

(g)A new Section 1.7 is hereby added to the Loan Agreement to read as follows:

1.7    Rates.
The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Base Rate”.
(h)A new Section 3.17 is hereby added to the Loan Agreement to read as follows:
3.17    Mitigation Obligations.
If any Lender requests compensation under Section 3.9 or Section 3.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13 or if any Lender gives a notice pursuant to Section 3.11, then, at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.9, Section 3.12 or Section 3.13, as the case may be, in the future or eliminate the need for the notice pursuant to Section 3.11, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i)Section 6.7 of the Loan Agreement is amended and restated in its entirety to read as follows:
6.7    No Material Change.
(a)    Since December 31, 2017, except as disclosed in the SEC Reports, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.
(b)    Since December 31, 2017, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property, and no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including the Capital Stock of any other Person) material in relation to the financial condition of the Borrower or any of its Subsidiaries, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 4.1(d) or 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Loan Agreement and communicated to the Lenders.
(j)Section 6.9 of the Loan Agreement is amended and restated in its entirety to read as follows:
6.9    Litigation.
Except as disclosed in the SEC Reports, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.

(k)Section 6.10 of the Loan Agreement is amended and restated in its entirety to read as follows:
6.10    Taxes.
Each of the Borrower and its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owed by it, except for such taxes (i) the amount of which, individually or in the aggregate, is not material, or (ii) which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.
(l)Section 6.12 of the Loan Agreement is amended and restated in its entirety to read as follows:
6.12    ERISA.
(a)    Except as would not result or reasonably be expected to result in a Material Adverse Effect:
(i)    Each Single Employer Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws, regulations and published interpretations thereunder, except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Single Employer Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Single Employer Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;
(ii)    No ERISA Event has occurred or is reasonably expected to occur;
(iii)    No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Single Employer Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.
(iv)    No proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Borrower after due inquiry, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate (a “Welfare Plan”), (ii) any Single Employer Plan or (iii) any Multiemployer Plan.
(v)    Each Welfare Plan to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.
(b)    The Borrower represents and warrants as of the Second Amendment Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.
(m)The following sentence is hereby added to the end of Section 7.1(a) of the Loan Agreement to read as follows:
To the extent that any VIEs have been consolidated with the Borrower in the preparation of the financial statements furnished pursuant to this Section 7.1(a) (as contemplated in Section 1.3(c)), the Borrower shall deliver to the Administrative Agent with such financial statements a reconciliation of such financial statements that excludes the impact of such consolidation.
(n)The following sentence is hereby added to the end of Section 7.1(b) of the Loan Agreement to read as follows:
To the extent that any VIEs have been consolidated with the Borrower in the preparation of the financial statements furnished pursuant to this Section 7.1(b) (as contemplated in Section 1.3(c)), the Borrower shall deliver to the Administrative Agent with such financial statements a reconciliation of such financial statements that excludes the impact of such consolidation.
(o)The reference to “$5,000,000” in Section 7.1(e) of the Loan Agreement is hereby amended to be a reference to “$20,000,000”.
(p)Clause (iii) of Section 7.1(f) of the Loan Agreement is amended and restated in its entirety to read as follows:
(iii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in insolvent (within the meaning of Title IV of ERISA); or
(q)Section 7.2 of the Loan Agreement is amended and restated in its entirety to read as follows:
7.2    Financial Covenant.
The ratio of (a) Consolidated Indebtedness to (b) Consolidated Capitalization shall be less than or equal to 0.70 to 1.0 as of the last day of any Fiscal Quarter.
(r)Section 7.3(b) of the Loan Agreement is amended and restated in its entirety to read as follows:

(b)    The Borrower will maintain (and will cause each of its Subsidiaries to maintain) its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted; provided that this Section 7.3(b) shall not prevent the Borrower or any Subsidiary from discontinuing the operation or the maintenance of any of the properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(s)Section 7.5(d) of the Loan Agreement is amended and restated in its entirety to read as follows:
(d)    The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act and applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Beneficial Ownership Regulation.
(t)Section 8.03 of the Loan Agreement is amended and restated in its entirety to read as follows:
8.3    Sale or Lease of Assets.
The Borrower will not (nor will it permit its Subsidiaries to) sell, lease, transfer or otherwise dispose of, any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions) except (a) sales or transfers of accounts receivable and related rights to payment in connection with a State Approved Securitization, sales or transfers of stranded costs and related rights to payment in connection with a TNMP Securitization and other sales and transfers of accounts receivable and related rights to payment so long as such other sales and transfers are non-recourse to the Borrower (other than with respect to Standard Securitization Undertakings) and are otherwise on commercially reasonable terms; (b) sales of assets (excluding those permitted in clause (a) hereof) for fair value, if the aggregate value of all such transactions in any calendar year, does not exceed 25% of the book value of Total Assets, as calculated as of the end of the most recent Fiscal Quarter; and (c) the sale, lease, transfer or other disposition, at less than fair value, of any other assets, provided that the aggregate book value of such assets shall not exceed $20,000,000 in any calendar year.
(u)The reference to “State Approved Environmental Improvements Securitization” in Section 8.5(l) of the Loan Agreement is hereby amended to be a reference to “State Approved Securitization”.
(v)Section 8.7 of the Loan Agreement is hereby deleted in its entirety.
(w)Section 9.1(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
(c)    Covenants. The Borrower shall:
(i)    default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(e)(i), 7.2, 7.3(a) (solely with respect to the existence of the Borrower), 7.9, 7.10, 7.11 or 8.1 through 8.6 inclusive; or

(ii)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Loan Agreement or any other Loan Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an Authorized Officer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.
(x)The reference to “$20,000,000” in Section 9.1(f)(ii) of the Loan Agreement is hereby amended to be a reference to “$40,000,000”.
(y)The reference to “$20,000,000 in Section 9.1(g) of the Loan Agreement is hereby amended to be a reference to “$40,000,000” and the reference to “$40,000,000” in Section 9.1(g) of the Loan Agreement is hereby amended to be a reference to “$80,000,000”.
(z)A new Section 10.11 is hereby added to the Loan Agreement to read as follows:
10.11    ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Loan Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Loan Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Loan Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Loan Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(c)    In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(i)    none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Loan Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Loan Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Loan Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Loan Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Loan Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Loan Agreement.
(d)    The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Loan Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
2.    Effectiveness; Conditions Precedent.

This Amendment shall be effective as of July 30, 2018 upon receipt by the Administrative Agent of copies of this Amendment duly executed by the Borrower and each Lender.

3.    Ratification of Loan Agreement. The term “Loan Agreement” as used in each of the Loan Documents shall hereafter mean the Loan Agreement as amended and modified by this Amendment. Except as herein specifically agreed, the Loan Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall remain in full force and effect according to its terms. Each party hereto acknowledges and consents to the modifications set forth herein and agrees that, other than as explicitly set forth in Section 1 above, this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents (including, without limitation, the indemnity obligations set forth therein) and that, after the date hereof, this Amendment shall constitute a Loan Document. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents or constitute a waiver of any provision of any of the Loan Documents.

4.    Authority/Enforceability. The Borrower represents and warrants as follows:
(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)    This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment.
5.    Representations and Warranties. The Borrower represents and warrants to the Lenders that (a) the representations and warranties of the Borrower set forth in Section 6 of the Loan Agreement, as amended by this Amendment, are true and correct as of the date hereof, unless they specifically refer to an earlier date, (b) no event has occurred and is continuing which constitutes a Default or an Event of Default, and (c) it has no claims, counterclaims, offsets, credits or defenses to its obligations under the Loan Documents, or to the extent it has any, they are hereby released in consideration of the Lenders party hereto entering into this Amendment.
6.    No Conflicts. The Borrower represents and warrants that the execution and delivery of this Amendment, the consummation of the transactions contemplated herein and in the Loan Agreement (before and after giving effect to this Amendment), and the performance of and compliance with the terms and provisions hereof by the Borrower will not (a)  violate, contravene or conflict with any provision of its articles or certificate of incorporation, bylaws or other organizational or governing document, (b) violate, contravene or conflict with any law, rule, regulation (including, without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to the Borrower, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which the Borrower is a party or by which it or its properties may be bound, the violation of which would have or would reasonably be expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to the Borrower’s properties.
7.    Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy or by electronic format (pdf) shall be effective as an original.
8.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.
BORROWER:                    PNM RESOURCES, INC.,
a New Mexico corporation
By: /s/ Laurie S. Monfiletto
Name: Laurie S. Monfiletto
Title: Vice President and Treasurer

PNM RESOURCES, INC.
SECOND AMENDMENT – 2016 TERM LOAN

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually in its capacity as a Lender and in its capacity as
Administrative Agent

By: /s/ Gregory R. Gredvig
Name: Gregory R. Gredvig
Title: Director

PNM RESOURCES, INC.
SECOND AMENDMENT – 2016 TERM LOAN

MUFG BANK, LTD., formerly known as THE
BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By: /s/ Eric Otieno
Name: Eric Otieno
Title: Vice President

PNM RESOURCES, INC.
SECOND AMENDMENT – 2016 TERM LOAN

THE BANK OF NEW YORK MELLON, as a Lender

By: /s/ Mark W. Rogers
Name: Mark W. Rogers
Title: Vice President

PNM RESOURCES, INC.
SECOND AMENDMENT – 2016 TERM LOAN